                                                                EXHIBIT 12
                                                                ----------

         FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
         -----------------------------------------------------------
                         FIRST UNION MANAGEMENT, INC.
                         ----------------------------
               STATEMENTS OF RATIOS OF COMBINED INCOME FROM
               -----------------------------------------------
                         OPERATIONS AND COMBINED NET
                         ---------------------------
                           INCOME TO FIXED CHARGES
                           -----------------------
                        (IN THOUSANDS, EXCEPT RATIOS)
                        -----------------------------

                                                                        Years Ended December 31,
                                                -----------------------------------------------------------------------
                                                  1995            1994           1993            1992            1991
                                                -------         -------         -------         -------         -------

Income before capital gain or loss,
  extraordinary loss and cumulative
  effect of accounting change                   $ 3,256         $ 6,485         $10,276         $12,657         $13,330


Add fixed charges, exclusive of
  construction interest capitalized              22,987          21,865          19,103          19,469          21,513
                                                -------         -------         -------         -------         -------

Income from operations, as defined               26,243          28,350          29,379          32,126          34,843

Capital gains                                    29,870             ---           4,948           5,775           4,906

Reduction for unrealized loss on
  carrying value of assets identified
  for disposition                               (14,000)
                                                -------         -------         -------         -------         -------

Net income, as defined                          $42,113         $28,350         $34,327         $37,901         $39,749
                                                =======         =======         =======         =======         =======

Fixed charges:
  Interest
   - Mortgage loans                             $ 7,670         $ 7,335         $ 5,777         $ 6,182         $ 6,493
   - Senior notes                                 9,305           9,305           5,779           4,199           4,199
   - 10.25% debentures                              ---             ---           3,214           3,858           3,858
   - Bank loans and other                         5,422           4,640           3,747           4,694           6,221
   - Capitalized interest                           169             ---             ---             ---             ---
   Amortization of debt issue costs                 184             168             162             122              95
   Rents (1)                                        406             417             424             414             647
                                                -------         -------         -------         -------         -------

Fixed charges, as defined                       $23,156         $21,865         $19,103         $19,469         $21,513
                                                =======         =======         =======         =======         =======


Ratio of income from operations, as
 defined, to fixed charges                         1.13            1.30            1.54            1.65            1.62



                                                =======         =======         =======         =======         =======
Ratio of net income, as defined,                   1.82            1.30            1.80            1.95            1.85
 to fixed charges                                ======          =======        =======         =======         =======
- -----------

(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.

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